UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 12, 2009

Date of Report (Date of earliest event reported)

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-33489	91-1144498
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East Seattle, Washington	98102-3702
(Address of principal executive offices)	(Zip Code)

(206) 442-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2009, ZymoGenetics, Inc. and its wholly-owned subsidiary, ZymoGenetics, LLC (together “ZymoGenetics”) entered into an exclusive worldwide collaboration with Bristol-Myers Squibb Company (“BMS”) relating to the type 3 interferon family, including PEG-Interferon lambda, which is currently in Phase 1b development for the treatment of Hepatitis C. Under the agreement, BMS will receive an exclusive worldwide license to develop and commercialize PEG-Interferon lambda.

Upon effectiveness of the agreement, BMS will be required to pay ZymoGenetics an upfront cash payment of $85 million for the development and commercialization rights to PEG-Interferon lambda. BMS is also required to make an additional payment of $20 million, which is expected in the first quarter of 2009. ZymoGenetics could receive additional payments of up to $430 million based on pre-defined development and regulatory milestones for PEG-Interferon lambda in Hepatitis C (of which $95 million is related to initiation of Phase 2 activities that are expected to occur in 2009), up to $287 million in development and regulatory milestones for other potential indications, and up to $285 million based on pre-defined annual sales milestones.

ZymoGenetics and BMS have agreed to co-develop PEG-Interferon lambda in the United States and Europe, and the companies will share United States and European development costs for PEG-Interferon lambda. ZymoGenetics will be responsible for 20% of such costs and BMS will be responsible for 80% of such costs, provided that ZymoGenetics will be responsible for funding the initial $100 million of such development costs, which will cover costs beyond initiation of Phase 2 clinical testing. The clinical development of PEG-Interferon lambda will be directed by a joint committee. ZymoGenetics will conduct certain clinical development activities for PEG-Interferon lambda, including certain clinical trials. BMS will be responsible for developing PEG-Interferon lambda outside the United States and Europe at its sole expense.

ZymoGenetics must make an election to co-promote or co-fund PEG-Interferon lambda in the United States within 30 days after acceptance by the FDA of a Biologics License Application filing, in which case ZymoGenetics will share in 40% of any United States profits or losses (including pre-launch commercialization expenses) and BMS will share in 60% of such profits and losses. A portion of ZymoGenetics’ share of losses incurred through the initial launch phase will be deferred, and deferred losses will subsequently be deducted from milestones, royalties and ZymoGenetics’ share of profits. In certain circumstances, ZymoGenetics may opt out of co-promotion or co-funding in the United States, in which case ZymoGenetics would be eligible to receive double-digit royalties on product sales in the United States. In addition, BMS may terminate ZymoGenetics’ right to co-promote PEG-Interferon lambda in the United States if ZymoGenetics’ cash and cash equivalents (after deducting amounts owed to BMS that are past due and borrowed monies repayable within six months) are less than $35 million and ZymoGenetics is unable to increase such cash and cash equivalents to $35 million or more within 10 days, in which case ZymoGenetics would receive royalties on product sales, instead of sharing profits and losses from PEG-Interferon lambda in the United States. In certain circumstances, following a change of control of ZymoGenetics, BMS may terminate ZymoGenetics’ right to co-promote PEG-Interferon lambda in the United States, provided that ZymoGenetics will retain the option to co-fund and share product profits and losses, and in no event will ZymoGenetics lose its right to royalties on product sales in the United States.

BMS will be responsible for commercializing PEG-Interferon lambda outside the United States and will pay ZymoGenetics double-digit royalties on product sales outside the United States.

The transaction is subject to and will become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

The foregoing summary is qualified in its entirety by reference to the full text of the agreement, which will be filed with ZymoGenetics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

On January 12, 2009, ZymoGenetics issued a press release relating to the collaboration with BMS, a copy of which is filed herewith as Exhibit 99.1.

ZymoGenetics Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the timing of clinical trials and the receipt of related milestone payments, our unproven clinical development and results, including efforts in and results of collaborations, regulatory oversight and approvals, product sales and marketing abilities, intellectual property claims and litigation and other risks detailed in ZymoGenetics’ public filings with the Securities and Exchange Commission, including ZymoGenetics’ Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this report, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	ZymoGenetics, Inc. press release dated January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

Date: January 12, 2009	By:	/s/ James A. Johnson
James A. Johnson
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	ZymoGenetics, Inc. press release dated January 12, 2009.